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                                                                     Exhibit 3.4

                              NU-TECH BIO-MED, INC.

                       CERTIFICATE OF AMENDMENT OF AMENDED
                  CERTIFICATE OF DESIGNATIONS, PREFERENCES AND

                                RIGHTS AND NUMBER
                                  OF SHARES OF

                      SERIES A CONVERTIBLE PREFERRED STOCK

                         Pursuant to Section 242 of the
                        Delaware General Corporation Law

         The undersigned President of NU-TECH BIO-MED, INC., a Delaware corporation (the "Corporation") certifies that pursuant to authority granted to and vested in the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation and in accordance with the provisions of Section 242B(2) of the General Corporation Law of the State of Delaware, its Board of Directors has duly adopted the following resolutions amending the Amended Certificate of Designation, Preferences and Rights and Number of Shares of Series A Convertible Preferred Stock filed with the Office of the Secretary of State of Delaware on October 23, 1996 (the "Certificate of Designations of Series A Preferred Stock"). The undersigned certifies that as of November 19, 1996 there were 10,000 shares of Series A Preferrred Stock issued and outstanding. The undersigned further certifies that the holders of a majority of the 10,000 issued and outstanding shares of Series A Preferred Stock have approved this Certificate of Amendment. The Amended Certificate of Designations of Series A Preferred Stock is hereby amended to read as follows:

         RESOLVED, that Section 4(f)(iv) be and hereby is amended in its entirety to provide as follows:

         (iv) Adjustment for Lack of Timely Registration. The holders of the Series A Convertible Preferred Stock are entitled to the registration rights as set forth in that certain Registration Rights Agreement to be entered into between the Corporation and the holders of the Series A Convertible Preferred Stock. In the event that the Corporation fails to obtain an order from the Securities and Exchange Commission declaring effective the registration statement filed by the Corporation under the Securities Act of 1933 in order to register for sale by the holders the Conversion Shares within 120 days of receipt by the Corporation of the holder's Demand Registration Request (as defined in the Registration Rights Agreement), the applicable Conversion Price shall be adjusted as follows: (A) if the applicable Conversion Price prior to adjustment herein is as set forth in clause (i) of the defined term "Conversion Price" above, then the percentage discount from the NASDAQ closing price shall be deemed 35% instead of 25% or (B) if the applicable Conversion Price prior to adjustment herein is as set forth in clause (ii) of the defined term "Conversion Price" above, then the applicable Conversion Price shall be deemed to be 90% of the NASDAQ closing price. In addition to the foregoing, the Conversion Price adjustments set forth in (a) and (b) above shall be further reduced by 2% per month for each 30 day period for which the registration statement
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is not effective beyond the initial 120 day period set forth above. In no event shall this further adjustment exceed 12% in the aggregate. By way of example, if the registration statement is declared effective 150 days after the Demand Registration Request, then the Conversion Price shall be the lesser of (x) 37% of the NASDAQ closing price or (y) $15.40.

         IN WITNESS WHEREOF, this Certificate of Amendment has been made under the seal of the Corporation and the hands of the undersigned on November 19, 1996 .


                                       ----------------------------------------
                                       Name:  J. Marvin Feigenbaum
                                       Title:  President

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